Exhibit 8.1
[Mayer, Brown, Rowe & Maw LLP letterhead]

March 10, 2006
Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Ferrellgas Partners, L.P.	Main Fax (312) 701-7711
Ferrellgas Partners Finance Corp.	www.mayerbrownrowe.com

7500 College Boulevard, Suite 1000
Overland Park, KS 66210
     Re: Shelf Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special tax counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), and Ferrellgas Partners Finance Corp., a Delaware corporation (“Ferrellgas Partners Finance”), in connection with the preparation of (i) a registration statement on Form S-3 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, and (ii) the prospectus contained in the Registration Statement (the “Prospectus”). In formulating our opinion referred to below, we have participated in the preparation of the discussion set forth under the heading “Tax Consequences” in the Prospectus. The Partnership and Ferrellgas Partners Finance are referred to herein collectively as the “Issuers.”
     In connection therewith, we have reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership of the Partnership; (ii) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date; (iii) the Third Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P. (the “Operating Partnership”); (iv) the Certificate of Incorporation and the Bylaws of Ferrellgas Partners Finance, each as amended to date; (v) the Registration Statement; (vi) the Prospectus; (vii) the Partnership’s Registration Statement on Form 8-A/A, as filed with the Commission on December 7, 2005; and (viii) such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinion expressed herein. In addition, we have relied upon certain representations made by an officer of Ferrellgas, Inc., the general partner of the Partnership and the Operating Partnership (the “General Partner”) relating to their organization and actual and proposed operation, as well as to certain other matters of fact relating to this opinion, and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.
     In our examinations and investigations, we have assumed: (i) the genuineness of all signatures on, and the authenticity of, all of the foregoing documents, faxes, certificates, instruments and records (collectively, the “Documents”) submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies; (ii) the truthfulness of all statements of fact set forth in such Documents; (iii) the due authorization, execution and delivery by the parties thereto, other than the Issuers and the General Partner, of all Documents examined by us; (iv) that, to the extent such Documents purport to constitute agreements of parties other than the Issuers and the General Partner, such Documents constitute valid, binding and enforceable obligations of such other parties; (v) that all terms and provisions of such Documents will be complied with by all parties thereto and are enforceable under applicable law; and (vi) that the information presented in such Documents or otherwise furnished to us accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such Documents, or the facts contained therein, in a material way.
     Our opinion expressed herein is also based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some

Ferrellgas Partners, L.P.
Ferrellgas Partners Finance Corp.
March 10, 2006

circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.
     The opinion expressed herein is limited to the federal laws of the United States. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.
     Based upon and subject to the foregoing, the statements set forth in the Prospectus under the heading “Tax Consequences,” to the extent that they constitute legal conclusions and subject to the qualifications set forth therein, constitute our opinions as to the matters set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.
     It is understood that this opinion is to be used only in connection with the offer and sale of those particular securities described within the form of prospectus contained within the Registration Statement while the Registration Statement and the Prospectus are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Issuers or to any investment therein. We undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.
Sincerely,
/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP